PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 31, 2012	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Fourth Quarter of 2011

Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, January 31, 2012) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 16 communities across Kansas, reported net earnings of $1.3 million ($0.47 per diluted share) for the quarter ended December 31, 2011, compared to $844,000 ($0.30 per diluted share) for the fourth quarter of 2010. For the full year 2011, Landmark reported net earnings of $4.5 million ($1.61 per diluted share), compared to $2.0 million ($0.74 per diluted share) in 2010. Management will host a conference call to discuss these results on Wednesday, February 1, 2012, at 2:30 p.m. (CT). Investors may participate via telephone by dialing (877) 317-6789. A replay of the call will be available through March 1, 2012, by dialing (877) 344-7529 and using conference number 100093845535.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid March 5, 2012, to common stockholders of record on February 22, 2012.

Patrick L. Alexander, President and Chief Executive Officer, commented: “Landmark achieved improved earnings in 2011 and remained in a strong position financially, which allowed us to begin 2012 with our previously announced agreement to acquire a $35 million bank that expands our presence in east-central Kansas. In the fourth quarter of 2011, we reported net earnings of $1.3 million, up 53% from the fourth quarter of 2010 due to a lower provision for loan losses and reduction in non-interest expenses. For the full year, we recorded net earnings of $4.5 million, up 119% from 2010, principally due to lower provisions for loan losses in 2011 after we moved aggressively in 2010 to resolve a handful of problem loans and to recognize the associated costs. We have made good progress in improving asset quality and addressing issues in the loan portfolio, reducing the ratio of non-performing loans to gross loans to 0.45% at December 31, 2011, compared to 1.55% at year-end 2010. Loan demand generally remains soft amid uncertainty in the economy, but we are seeing increased opportunities for loan growth in some of our markets. During 2011, we invested in initiatives to improve processes and bank profitability, and are seeing positive results from these changes. While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management and earnings initiatives position us for future growth in assets and earnings.”

Fourth Quarter Financial Highlights

Net interest income was $4.5 million for the quarter ended December 31, 2011, an increase of 2.0% from the fourth quarter of 2010. Net interest margin, on a tax equivalent basis, decreased from 3.78% during the fourth quarter of 2010 to 3.72% during the fourth quarter of 2011. The increase in net interest income was a result of our average interest-earning asset balances increasing from $499.7 million during the fourth quarter of 2010 to $518.5 million during the fourth quarter of 2011. The primary component of the increase in our average interest-earning assets was higher levels of investment securities held during the fourth quarter of 2011 compared to a year earlier. The provision for loan losses decreased from $700,000 during the fourth quarter of 2010 to $400,000 during the fourth quarter of 2011 as asset quality continued to improve.

Total non-interest income decreased $336,000 to $2.4 million in the fourth quarter of 2011 as compared to the same period of 2010. The decline in non-interest income was primarily the result of a $357,000 decline in our gains on sales of loans, as the volume of loans sold in the secondary market was lower in the fourth quarter of 2011 as compared to a year earlier.

Non-interest expense decreased $465,000, or 8.2%, to $5.2 million for the fourth quarter of 2011 compared to a year earlier. The decrease in non-interest expense was the result of declines in professional fees, advertising, compensation and benefits, federal deposit insurance premiums, data processing and other non-interest expense. Partially offsetting those declines was an $83,000 increase in foreclosure and real estate owned expense, which was driven by declines in the fair value of certain real estate owned assets. During the fourth quarter of 2011, we recorded a tax benefit of $69,000 compared to a tax benefit of $84,000 during the same period of 2010. The fourth quarters of both 2011 and 2010 reflect the recognition of certain previously unrealized tax benefits, which favorably impacted our effective tax rate in both periods.

Year-to-Date Financial Highlights

Net interest income for 2011 decreased slightly to $17.9 million, or 0.7% lower than 2010. Our net interest margin, on a tax equivalent basis, decreased slightly from 3.78% during 2010 to 3.77% in 2011. Average interest-earning assets declined slightly from $511.7 million during 2010 to $510.6 million for 2011. The provision for loan losses declined from $5.9 million during 2010 to $2.0 million during 2011 due to improvements in our asset quality, as evidenced by substantially lower levels of non-performing loans and decreased loan charge-offs.

Total non-interest income was $8.9 million in 2011, a decrease of $239,000, or 2.6%, from 2010. This resulted from a decline of $671,000 in gains on sales of loans as the volume of loans sold in the secondary market declined in 2011 relative to 2010. Partially offsetting the decline in gains on sales of loans were increases of $180,000 in fees and service charges and $88,000 in bank owned life insurance income. In addition, other non-interest income increased by $164,000 in 2011, as compared to 2010, primarily as a result of gains on sales of other real estate.

During 2011, we recorded a net gain of $114,000 on our investment securities portfolio compared to a net gain of $172,000 during 2010. Our gains on sales of investments declined to $186,000 in 2011 from $563,000 during 2010, while we recorded $72,000 of other-than temporary impairment losses during 2011 compared to $391,000 during 2010.

Non-interest expense decreased $76,000, or 0.4%, to $20.0 million during 2011 as compared to 2010. The decrease in non-interest expense was primarily driven by a $258,000 decline in federal deposit insurance premiums due to lower assessment rates beginning in the second quarter of 2011, as well as decreases in data processing, foreclosure and real estate owned expenses, compensation and benefits, and advertising. Partially offsetting these decreases was a $603,000 increase in professional fees, primarily related to consultants who were engaged to help us review internal processes and procedures to identify opportunities to improve financial performance. During 2011, we recorded income tax expense of $504,000, an effective tax rate of 10.1%, compared to an income tax benefit of $615,000 in 2010. The higher effective tax rate in 2011 was driven by an increase in taxable income compared to 2010, while tax-exempt investment income and bank owned life insurance income remained similar between the years.

Balance Sheet Highlights

Total assets increased 6.5% to $598.2 million at December 31, 2011, from $561.5 million at December 31, 2010. Stockholders’ equity was $59.1 million (book value of $21.24 per share) at December 31, 2011, 9.9% higher than the $53.8 million (book value of $19.44 per share) at December 31, 2010. The ratio of equity to total assets increased to 9.88% at December 31, 2011, from 9.58% at December 31, 2010, and our ratio of tangible equity to tangible assets increased to 7.59% from 7.08% over the same periods. Net loans increased 1.1% to $310.1 million at December 31, 2011, compared to $306.7 million at December 31, 2010. Our investments increased 16.5% from $175.9 million at December 31, 2010, to $204.9 million at December 31, 2011, as we invested some of our excess liquidity generated during 2011.

At December 31, 2011, the allowance for loan losses was $4.7 million, or 1.50% of gross loans outstanding, compared to $5.0 million, or 1.60% of gross loans outstanding, at December 31, 2010. Non-performing loans decreased to $1.4 million, or 0.45% of gross loans, at December 31, 2011, from $4.8 million, or 1.55% of gross loans, at December 31, 2010. Net loan charge-offs were $16,000 and $2.3 million for the three- and twelve-month periods ended December 31, 2011, compared to $333,000 and $6.4 million in the comparable 2010 periods. The charge-offs in 2010 and 2011 were principally associated with two loans. In 2010, we charged-off $3.3 million of a $4.3 million construction loan, because of a significant decline in the appraised value of the collateral securing the loan, as well as the remaining balance of a $2.3 million commercial agriculture loan after exhausting our collection attempts. During 2011, we charged-off the remaining $1.0 million balance of the construction loan due to additional delays associated with the litigation pursuing payment from the guarantor of the loan.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2011	2010
ASSETS:
Cash and cash equivalents	$17,501	$9,735
Investment securities	204,885	175,872
Loans, net	310,081	306,668
Loans held for sale	9,754	12,576
Premises and equipment, net	14,692	15,225
Bank owned life insurance	16,163	13,080
Goodwill	12,894	12,894
Other intangible assets, net	1,923	2,233
Other assets	10,347	13,223
TOTAL ASSETS	$598,240	$561,506

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$454,134	$431,314
Federal Home Loan Bank and other borrowings	76,597	70,301
Other liabilities	8,389	6,074
Total liabilities	539,120	507,689
Stockholders' equity	59,120	53,817
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$598,240	$561,506

LOANS (unaudited):

One-to-four family residential real estate	$79,108	$79,631
Construction and land	21,672	23,652
Commercial real estate	93,786	92,124
Commercial	57,006	57,286
Agriculture	39,052	38,836
Municipal	10,366	5,393
Consumer	13,584	14,385
Net deferred loan costs and loans in process	214	328
Allowance for loan losses	(4,707)	(4,967)
Loans, net	$310,081	$306,668

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$1,419	$4,817
Accruing loans over 90 days past due	-	-
Non-performing investment securities	1,104	1,125
Real estate owned	2,264	3,194
Total non-performing assets	$4,787	$9,136

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.71%	0.44%
Total non-performing loans to gross loans outstanding	0.45%	1.55%
Total non-performing assets to total assets	0.80%	1.63%
Allowance for loan losses to gross loans outstanding	1.50%	1.60%
Allowance for loan losses to total non-performing loans	331.71%	103.11%
Equity to total assets	9.88%	9.58%
Tangible equity to tangible assets (1)	7.59%	7.08%

(1) Tangible equity to tangible assets ratio is calculated as stockholders' equity reduced by goodwill and other intangible assets divided by total assets reduced by goodwill and other intangible assets.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited):

	Three months ended December 31,		Years ended December 31,
	2011	2010	2011	2010
Interest income:
Loans	$4,320	$4,641	$17,441	$19,246
Investment securities and other	1,307	1,160	5,145	5,105
Total interest income	5,627	5,801	22,586	24,351

Interest expense:
Deposits	628	863	2,760	3,786
Borrowed funds	472	501	1,899	2,519
Total interest expense	1,100	1,364	4,659	6,305

Net interest income	4,527	4,437	17,927	18,046
Provision for loan losses	400	700	2,000	5,900
Net interest income after provision for loan losses	4,127	3,737	15,927	12,146

Non-interest income:
Fees and service charges	1,261	1,236	4,886	4,706
Gains on sales of loans, net	852	1,209	2,775	3,446
Bank owned life insurance	151	134	594	506
Other	111	132	646	482
Total non-interest income	2,375	2,711	8,901	9,140

Investment securities gains (losses), net:
Net impairment losses	(53)	-	(72)	(391)
Gains on sales of investment securities	-	-	186	563
Investment securities gains (losses), net	(53)	-	114	172

Non-interest expense:
Compensation and benefits	2,423	2,517	9,432	9,514
Occupancy and equipment	691	686	2,874	2,809
Professional fees	244	398	1,434	831
Amortization of intangibles	227	221	778	790
Data processing	189	239	753	879
Foreclosure and real estate owned expense	568	485	652	763
Advertising	129	243	554	617
Federal deposit insurance premiums	98	181	465	723
Other	654	718	3,012	3,104
Total non-interest expense	5,223	5,688	19,954	20,030

Earnings before income taxes	1,226	760	4,988	1,428
Income tax (benefit) expense	(69)	(84)	504	(615)
Net earnings	$1,295	$844	$4,484	$2,043

Net earnings per share (1)
Basic	$0.47	$0.30	$1.61	$0.74
Diluted	0.47	0.30	1.61	0.74

Book value per share (1)	$21.24	$19.44	$21.24	$19.44

Shares outstanding at end of period (1)	2,782,826	2,768,736	2,782,826	2,768,736

Weighted average common shares outstanding - basic (1)	2,780,621	2,767,735	2,777,514	2,760,090
Weighted average common shares outstanding - diluted (1)	2,780,621	2,768,786	2,777,514	2,761,167

OTHER DATA (unaudited):
Return on average assets (2)	0.88%	0.59%	0.78%	0.35%
Return on average equity (2)	8.84%	6.09%	7.98%	3.73%
Net interest margin (2) (3)	3.72%	3.78%	3.77%	3.78%

(1) Share and per share values at or for the periods ended December 31, 2010 have been adjusted to give effect to the 5% stock dividend paid during December 2011.

(2) Information for the three months ended December 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.